EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ARRAY BIOPHARMA INC.

(Pursuant to Section 242)

                Array BioPharma Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows for the purpose of amending its Amended and Restated Certificate of Incorporation:

FIRST:

The name of the corporation is Array BioPharma Inc. (the “Corporation”). The Corporation was originally incorporated on February 6, 1998 pursuant to the DGCL. An Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 21, 2000 (the “Certificate of Incorporation”). A Certificate of Correction to the Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 22, 2004.

SECOND:

That the board of directors of the Corporation duly adopted resolutions approving the following amendment to the Certificate of Incorporation (the “Amendment”) in accordance with the provisions of Section 242 of the DGCL, declaring such Amendment to be advisable and calling for the approval of the stockholders of the Corporation to such Amendment.

THIRD:

The Amendment was duly adopted and approved in accordance with the provisions of Section 211 of the DGCL by the required vote of the stockholders of the Corporation at the Annual Meeting of the stockholders of the Corporation.

FOURTH:	That the Corporation’s Certificate of Incorporation is hereby amended as provided herein. Section 4.1 shall be deleted in its entirety and replaced with the following:

4.1 Authorized Shares. The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 130,000,000, of which 120,000,000 shall be Common Stock, all of one class, having a par value of $.001 per share (the “Common Stock”), and 10,000,000 of such shares shall be Preferred Stock, having a par value of $.001 per share (the “Preferred Stock”).

FIFTH:	Except as expressly amended by this Amendment, the provisions of the Certificate of Incorporation shall remain in full force and effect.

*     *     *     *     *     *     *

                IN WITNESS WHEREOF, this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation has been executed this first day of November 2007.

ARRAY BIOPHARMA INC.

By:	/s/ R. Michael Carruthers
R. Michael Carruthers,
Chief Financial Officer